Exhibit (d)(13)(C)

AMENDMENT NO. 2 TO
THE TORO COMPANY
PROFIT – SHARING PLAN FOR
PLYMOUTH UNION EMPLOYEES
(2002 Restatement)

     The Toro Company, a Delaware corporation, pursuant to the power of amendment reserved to it in Section 11.1 of the Toro Company Profit-Sharing Plan for Plymouth Union Employees — 2001 Restatement (the “Plan”) hereby adopts and publishes this Amendment No. 2 to the Plan to reflect certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) and to incorporate the final regulations regarding minimum required distributions. Articles I – VIII of this amendment are intended as good faith compliance with the requirements of EGTRRA and are to be construed in accordance with EGTRRA and guidance issued thereunder. Except as otherwise provided, this amendment shall be effective as of the first day of the first Plan Year beginning after December 31, 2001. This amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

ARTICLE I
LIMITATIONS ON CONTRIBUTIONS

1.1	Effective date. This Section shall be effective for limitation years beginning after December 31, 2001.

1.2	Maximum annual addition. Except to the extent permitted under Article VII of this amendment and Section 414(v) of the Code, if applicable, the annual addition that may be contributed or allocated to a Participant’s account under the Plan for any limitation year shall not exceed the lesser of:

a.	$40,000, as adjusted for increases in the cost-of-living under Section 415(d) of the Code, or

b.	100 percent of the Participant’s compensation, within the meaning of Section 415(c)(3) of the Code, for the limitation year.

The compensation limit referred to in b. shall not apply to any contribution for medical benefits after separation from service (within the meaning of Section 401(h) or Section 419A(f)(2) of the Code) which is otherwise treated as an annual addition.

ARTICLE II
INCREASE IN COMPENSATION LIMIT

Increase in Compensation Limit. The annual compensation of each Participant taken into account in determining allocations for any Plan Year beginning after December 31, 2001, shall not exceed $200,000, as adjusted for cost-of-living increases in accordance with Section 401(a)(17)(B) of the Code. Annual compensation means compensation during the Plan Year or such other consecutive 12-month period over which compensation is otherwise determined under the Plan (the determination period). The cost-of-living adjustment in effect for a calendar year applies to annual compensation for the determination period that begins with or within such calendar year.

ARTICLE III
DIRECT ROLLOVERS

3.1	Effective date. This Article shall apply to distributions made after December 31, 2001.

3.2	Modification of definition of eligible retirement plan. For purposes of the direct rollover provisions of the Plan, an eligible retirement plan shall also mean an annuity contract described in Section 403(b) of the Code and an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 414(p) of the Code.

3.3	Modification of definition of eligible rollover distribution to exclude hardship distributions. For purposes of the direct rollover provisions of the Plan, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan.

3.4	Modification of definition of eligible rollover distribution to include after-tax employee contributions. For purposes of the direct rollover provisions in the Plan, a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

ARTICLE IV
ROLLOVERS FROM OTHER PLANS

Eligible Rollover Contributions. The Plan will accept Employee Rollover Contributions of eligible rollover distributions made after December 31, 2001, from:

a.	a qualified plan described in Section 401(a) or 403(a) of the Code, excluding after-tax employee contributions.

b.	an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions.

c.	an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will accept an participant rollover contribution of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.

ARTICLE V
INVOLUNTARY CASH-OUTS

5.1	Effective date. This Article shall apply for distributions made after December 31, 2001, and shall apply to all Participants.

5.2	Rollovers disregarded in determining value of account balance for involuntary distributions. For purposes of the Sections of the Plan that provide for the involuntary distribution of vested accrued benefits of $5,000 or less, the value of a Participant’s nonforfeitable account balance shall be determined with consideration of that portion of the account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of Sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code. If the value of the Participant’s nonforfeitable account balance as so determined is $5,000 or less, then the Plan shall immediately distribute the Participant’s entire nonforfeitable account balance.

ARTICLE VI
REPEAL OF MULTIPLE USE TEST

Repeal of Multiple Use Test. The multiple use test described in Treasury Regulation Section 1.401(m)-2 and the Plan shall not apply for Plan Years beginning after December 31, 2001.

ARTICLE VII
CATCH-UP CONTRIBUTIONS

Catch-up Contributions. All Employees who are eligible to make elective deferrals under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416 of the Code, as applicable, by reason of the making of such catch-up contributions.

This Article shall apply to contributions after May 31, 2002.

ARTICLE VIII
DISTRIBUTION UPON SEVERANCE OF EMPLOYMENT

8.1	Effective date. This Article shall apply for distributions and transactions made after December 31, 2001, regardless of when the severance of employment occurred.

8.2	New distributable event. A Participant’s elective deferrals, qualified nonelective contributions, qualified Matching Contributions, and earnings attributable to these contributions shall be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

ARTICLE IX
MINIMUM REQUIRED DISTRIBUTIONS

9.1.	Minimum Distribution Requirements.

(a)	General Rules.

(i)	Effective Date. The provisions of this Article 9 will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

(ii)	Precedence. The requirements of this section will take precedence over any inconsistent provisions of the Plan.

(iii)	Requirements of Treasury Regulations Incorporated. All distributions required under this section will be determined and made in accordance with the Treasury regulations under section 401(a)(9) of the Internal Revenue Code.

(iv)	TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this section, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA.

(b)	Time and Manner of Distribution.

(i)	Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date within the meaning of section 401(a)(9) of the Code.

(ii)	Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(A)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.

(B)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, except as provided by Section 9.1(e), the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)	If there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 9.1(b)(ii), other than paragraph (A) above, will apply as if the surviving spouse were the Participant.

For purposes of this Section 9.1(b)(ii) and Section 9.1(d), unless paragraph (D) above applies, distributions are considered to begin on the Participant’s required beginning date. If paragraph (D) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under paragraph (A) above. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s required beginning date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under paragraph (A) above), the date distributions are considered to begin is the date distributions actually commence.

(iii)	Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the required beginning date, as of the first distribution calendar year distributions will be made in accordance with Sections 9.1(c) and 9.1(d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of section 401(a)(9) of the Code and the Treasury regulations.

(c)	Required Minimum Distributions During Participant’s Lifetime.

(i)	Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(A)	the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(B)	if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

(ii)	Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 9.1(c) beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death

(d)	Required Minimum Distributions After Participant’s Death.

(i)	Death On or After Date Distributions Begin.

(A)	Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1)	The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving spouse is the Participant’s sole designated beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving spouse is not the Participant’s sole designated beneficiary, the designated beneficiary’s remaining life expectancy is calculated using the age of the beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(B)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(ii)	Death Before Date Distributions Begin.

(A)	Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated beneficiary, except as provided in Section 9.1(b)(ii)(B) and Section 9.1(e), the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 9.1(d)(i).

(B)	No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(C)	Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 9.1(b)(ii)(A), this Section 9.1(d)(ii) will apply as if the surviving spouse were the Participant.

(e)	Election to Allow Participants or Beneficiaries to Elect 5-Year Rule.

(i)	General Rule. Participants or beneficiaries may elect on an individual basis whether the 5-year rule or the life expectancy rule in Section 9.1(b)(ii) and Section 9.1(d)(ii) applies to distributions after the death of a Participant who has a designated beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under Section 9.1(b)(ii), or by September 30 of the calendar year which contains the fifth anniversary of the Participant’s (or, if applicable, surviving spouse’s) death. If neither the Participant nor beneficiary makes an election under this paragraph, distributions will be made in accordance with Section 9.1(b)(ii) and Section 9.1(d)(ii).

(ii)	Transitional Rule. A designated beneficiary who is receiving payments under the 5-year rule may make a new election to receive payments under the life expectancy rule until December 31, 2003, provided that all amounts that would have been required to be distributed under the life expectancy rule for all distribution calendar years before 2004 are distributed by the earlier of December 31, 2003 or the end of the 5-year period.

(f)	Definitions.

(i)	Designated beneficiary. The individual who is designated as the Beneficiary the Plan and is the designated beneficiary under section 401(a)(9) of the Internal Revenue Code and section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

(ii)	Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 9.1(b)(ii). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

(iii)	Life expectancy. Life expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

(iv)	Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

ARTICLE X

Section 4.4 of the Plan is amended to read as follows:

     4.4 Matching Contributions. Subject to any limitation in this Section, each Participating Employer shall make a Matching Contribution for each Plan Year on behalf of each Participant who makes Pre-Tax Contributions or After-Tax Contributions on or after the first day of the month following completion of one year of Eligibility Service. The Matching Contribution from such Employer for such a Contributing Participant shall equal fifty percent (50%) of the Participant’s Pre-Tax Contributions and After-Tax Contributions for the Plan Year (excluding any such contributions which have been withdrawn during that Plan Year) which are made on or after that day, but shall not exceed two percent (2%) of the Participant’s Compensation for any payday with respect to which such contributions are made. Subject to any limitation in this Section, if, as of the end of the Plan Year, the aggregate amount of Matching Contributions made on behalf of a Participant is less than the specified percentage of the applicable portion of the Participant’s Pre-Tax Contributions and After-Tax Contributions for the Plan Year, the Participating Employer will make an additional Matching Contribution on behalf of the Participant in an amount equal to the difference.

ARTICLE XI

Effective as of January 1, 2002, Section 8.5 of the Plan is amended to read as follows:

     Section 8.5 Claims Procedure.

     (a) A Participant or the Participant’s spouse or Beneficiary shall have the right to submit a claim for benefits in writing or by another method permitted by applicable rules or regulations to the Claims Reviewer. The claim must specify the basis of it and the amount of the benefit claimed.

     (b) The Claims Reviewer shall act to deny or accept said claim within ninety (90) days of the receipt of the claim by notifying the Participant or the spouse or the Beneficiary of the Claims Reviewer’s action, unless special circumstances require the extension of such ninety (90) day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the spouse or Beneficiary with notification in writing or by another method permitted by applicable rules or regulations of such extension before the expiration of the initial ninety (90) day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

     (c) In the event the Claims Reviewer denies the claim of a Participant or the spouse or Beneficiary in whole or in part, the Claims Reviewer’s notification in writing or by another method permitted by applicable rules or regulations shall specify, in a manner calculated to be understood by the claimant:

     (1) the reason or reasons for denial;

     (2) the specific section or sections of the Plan upon which the denial is based;

     (3) a description of any additional material or information, if any, necessary for the claimant to perfect his or her claim, and an explanation as to why such information or material is necessary;

     (4) a statement that the claimant will be provided, on request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

     (5) an explanation of the claim review procedure specified in the Plan; and

     (6) a statement of the claimant’s right to bring a civil action pursuant to Section 502(a) of ERISA following a continued denial of the claimant’s claim after appeal review.

     (d) Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Administrator upon request therefor in writing or by another method permitted by applicable rules or regulations submitted by the claimant or the claimant’s duly authorized representative and received by the Administrator within sixty (60) days after the claimant receives notification in writing or by another method permitted by applicable rules or regulations that the claimant’s claim has been denied.

     (e) In connection with such review in Subsection (d), the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues in writing or by another method permitted by applicable rules or regulations. The Administrator shall act to deny or accept the claim within sixty (60) days after receipt of the claimant’s request in writing or by another method permitted by applicable rules or regulations for review unless special circumstances require the extension of such sixty (60) day period. If such extension is necessary, the Administrator shall provide the claimant with notification in writing or by another method permitted by applicable rules or regulations of such extension before the expiration of such initial sixty (60) day period.

     (f) In all events, the Administrator shall act to deny or accept the claim within one hundred twenty (120) days of the receipt of the claimant’s request for review in writing or by another method permitted by applicable rules or regulations. The action of Administrator shall be in the form of a notice in writing or by another method permitted by applicable rules or regulations to the claimant and its contents shall include all of the requirements for action on the original claim.

     (g) In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this section.

     IN WITNESS WHEREOF, The Toro Company has hereunto subscribed its name on this                     day of                                       , 2002.

THE TORO COMPANY

By

Its

STATE OF MINNESOTA	)
) SS.
COUNTY OF HENNEPIN	)

     On this                     day of                                       , 2002, before me personally appeared                                                          , to me personally known, who, being by me first duly sworn, did depose and say that he [she] is the                                                           of The Toro Company, the corporation named in the foregoing instrument; and that said instrument was signed on behalf of said corporation by authority of its Board of Directors and he [she] acknowledged said instrument to be the free act and deed of said corporation.

Notary Public